Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Rd., Ste. 1050

Calabasas, CA 91302

Contact Information:
	Larry B. Faigin	Joseph W. Kiley III
	Chairman of the Board and	Chief Executive Officer and President
	Chief Executive Officer	First Bank of Beverly Hills
	Beverly Hills Bancorp Inc.	818.223.5418
323.939. 6184

Counsel for the Company:
Lawrence H. Nagler, Esq.
310.473.1200

BEVERLY HILLS BANCORP PREVAILS IN CLAIMS AGAINST FORMER OFFICER

CALABASAS, CA – (BUSINESS WIRE) – June 1, 2006 – Beverly Hills Bancorp Inc. (NASDAQ-NNM: BHBC) announced today that it has received a favorable ruling from an arbitrator on all matters in connection with the Company’s disputes with a former officer. Pursuant to a binding arbitration held in February 2006, the arbitrator ruled that the Company has no obligation to indemnify the former officer for his monetary penalties or his legal expenses which arose from a criminal investigation of the officer.

In June 2004 the former officer pleaded guilty to two felony counts in connection with criminal proceedings against him arising out of the financial collapse of Capital Consultants LLC in 2000. As part of the plea bargain, the former officer agreed to pay restitution in the amount of $2.0 million. He subsequently made a claim against the Company for this amount, asserting that he is entitled to indemnity under Delaware law. The Company disagreed with this assertion and also filed a counterclaim to recover the legal fees and expenses it paid on the former officer’s behalf in prior years.

The arbitrator dismissed the former officer’s claim for reimbursement of the $2.0 million restitution and ruled that under Delaware law, the former officer is not entitled to indemnity for his related legal expenses. As a result of this ruling, the Company is entitled to recover the $4.1 million in legal fees and expenses previously advanced on the former officer’s behalf, plus interest on such advances calculated from the date of original payment. In addition, as the prevailing party, the Company is entitled to reimbursement of its legal fees and costs incurred in connection with these claims.

For the second quarter of 2006, BHBC will record a reduction in legal expenses of approximately $700,000 through the reversal of expenses previously accrued through March 31, 2006 that it is no longer obligated to pay. The Company is in the process of determining the total fees, costs and interest it is entitled to recover for prior years. However, there can be no assurance that the Company will ultimately recover any or all of the amounts paid in prior periods.

For further information, please see our website (www.bhbc.com) for our 10-Q Report and related communications.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.